Exhibit 10.13

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is effective as of the latest date set out on the signature page hereof (the “Effective Date”), among Andrea Electronics Corporation, a New York corporation having a place of business at 620 Johnson Ave., Suite 1B, Bohemia, New York 11716 (“Andrea”); and Realtek Semiconductor Corporation, a Taiwan corporation having a place of business at No. 2, Innovation Road II, Hsinchu Science Park, Hsinchu 300, Taiwan and its Affiliates (collectively, “Realtek”) (Andrea and Realtek are hereinafter each referred to as a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Parties wish to resolve the litigations titled Andrea Electronics Corporation v. Realtek Semiconductor Corp., Civ. Action No. 2:15-cv-215, pending in the Eastern District of New York (the “New York Case”), Realtek Semiconductor Corporation v. Andrea Electronics Corporation, Civ. Action No. 5:15-cv-03184, pending in the Northern District of California (the “California Case”), and Certain Audio Processing Hardware and Software and Products Containing the Same, Inv. No. 337-TA-949, pending at the International Trade Commission (the “ITC Investigation”) (collectively, the “Litigations”);

WHEREAS, the Parties wish to resolve the inter partes reviews with case numbers IPR2015-01391, IPR2015-01392, IPR2015-01393, IPR2015-01394, IPR2015-01395, IPR2015-01396, pending at the United States Patent and Trademark Office (collectively, the “IPRs”);

WHEREAS, Andrea has accused Realtek audio hardware and associated audio processing software and drivers provided and/or distributed by Realtek in the New York Case and the ITC Investigation;

WHEREAS, Realtek has accused Andrea, in the California Case, of breaching the terms of the Realtek License Agreement by filing the New York Case and the ITC Investigation;

WHEREAS, Realtek petitioned the United States Patent and Trademark Office to initiate Inter Partes Reviews of the Asserted Patents based upon prior art that invalidates and/or renders obvious the claims of the Asserted Patents;

In consideration of the mutual promises and covenants herein contained, Andrea and Realtek agree as follows:

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AGREEMENT

SECTION 1: DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings which shall include both singular and plural forms in context. Additional terms may be defined elsewhere in this Agreement.

1.1. “Affiliate” means any other Entity, company or other legal entity that: (a) is a Subsidiary of such Party, or (b) controls or is under common control of such Party. For avoidance of doubt, Affiliates shall include any company or legal entity that is spun-off from a Party (that remains in control or owned and controlled by such Party) after the Effective Date or created solely as a change in corporate structure so long as such company or legal entity (a) is a Subsidiary of such Party, or (b) controls or is under common control of such Party.

1.2. “Andrea Patents” means all patents and patent applications which Andrea, as of the Effective Date, has the right to enforce in any country of the world and/or the right to grant any licenses of any type, including but not limited to all existing and any future U.S. patents, foreign counterparts, continuations, continuations-in-part, divisionals, reexaminations, reissues, and any other patents issued from or claiming the benefit of priority to (directly or through a family of applications) any of the foregoing patents or patent applications. Exhibit 1 is a list of such patents and applications as of the Effective Date. Licensor represents and warrants that it fully owns all of the Andrea Patents listed in Exhibit 1 and has the full right to grant the licenses and releases set forth herein, notwithstanding any rights held by AND34 Funding LLC and/or Fortress Investment Group.

1.3. “Asserted Patents” means all patents asserted by Andrea in the Litigations, namely, the following U.S. Patents: 5,825,898; 6,049,607; 6,363,345; 6,483,923; and 6,377,637.

1.4. “Control” (including its correlative meanings, “Controlled” and “Controlling”) means the power directly or indirectly to direct or cause the direction of the management and policies of an Entity whether through ownership of voting securities, by contract or otherwise.

1.5. “Entity” means a natural person, corporation, association, joint venture, partnership, company, limited liability company or other legal entity recognized in any jurisdiction in the world.

1.6. “Realtek License Agreement” shall mean the February 1, 2008, Licensing Agreement between Andrea and Realtek, and any amendments thereto, including but not limited to the April 30, 2009 Addendum. Nothing in this Agreement shall be construed as an admission regarding the proper scope of the Realtek License Agreement or the interpretation of any term therein.

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1.7. “Subsidiary” shall mean any Entity directly or indirectly Controlled by a Party.

SECTION 2: DISMISSALS

2.1. Dismissals. Subject to the terms and conditions herein the Parties shall file the following:

a.	Andrea and Realtek shall file a dismissal in the New York Case in the form set forth in Exhibit A within sixty-five (65) days of the Effective Date, and shall file a joint motion to stay proceedings within ten (10) days of the Effective Date.

b.	Realtek and Andrea shall file a dismissal in the California Case in the form set forth in Exhibit B within sixty-five (65) days of the Effective Date, and shall file a joint motion to stay proceedings within ten (10) days of the Effective Date.

c.	Andrea and Realtek shall file a motion to terminate the ITC Investigation in the form set forth in Exhibit C within ten (10) days of the Effective Date.

d.	Andrea and Realtek shall jointly file necessary submissions to terminate the IPRs, including in the form set forth in Exhibit D and agree to cooperate to effectuate such terminations as promptly as possible. The parties expressly recognize that the Patent Trials and Appeals Board may nonetheless exercise its discretion under 35 U.S.C. § 317 (a) to proceed to a final written decision.

2.2. Dismissals with Prejudice. All claims of patent infringement in the ITC Investigation and the New York Case are dismissed with prejudice. In addition, all claims, counterclaims and/or defenses that were brought or could have been brought in the California Case as of the Effective Date are dismissed with prejudice, including without limitation any and all claims by either Party regarding the breach or failure to perform under the Realtek License Agreement prior to the Effective Date of this Agreement. Nothing in this Agreement affects any rights of either Party under the Realtek License Agreement for any breach that may occur after the Effective Date of this Agreement.

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2.3. Releases. Subject to and contingent upon performance of the obligations set forth herein, and satisfaction of the conditions set forth in this Agreement, both Parties and their Affiliates hereby irrevocably release any and all claims that have been brought or could have been brought by the Parties in the Litigations or relating to the Andrea Patents or the Realtek License Agreement, as of the Effective Date.

a.	With respect to any and all claims released herein, each Party stipulates and agrees that they shall be deemed to have expressly waived any and all provisions, rights and benefits conferred by any law of any country, state or territory, or principle of common law, which is similar, comparable, or equivalent to Cal. Civ. Code § 1542, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Each Party acknowledges that the inclusion of such unknown claims in the releases above was separately bargained for and was a key element of this Agreement. Each Party acknowledges that they may hereafter discover facts which are different from or in addition to those that they may now know or believe to be true with respect to any and all claims herein released and agree that all such unknown claims are nonetheless released and that the releases above shall be and remain effective in all respects even if such different or additional facts are subsequently discovered.

b.	Each Party expressly agrees to waive any and all rights to any past damages incurred up to and including the Effective Date of this Agreement.

2.4. No Costs. The Parties agree that this Agreement is intended solely as a compromise between the Parties and without any acknowledgment of liability, fault, or damages. The Parties acknowledge and agree that each Party shall bear its own attorneys’ fees, court costs, expenses, and any other related costs and expenses that they have incurred in connection with any and all claims previously filed against each other. The Parties also agree that they shall bear their own costs and attorneys’ fees relating to or arising from the negotiation and performance of this Agreement.

SECTION 3
MISCELLANEOUS

3.1 Term. The rights granted under this Agreement shall commence upon the Effective Date.

3.2 No Other Obligations. Neither Party shall have any other responsibilities or obligations in connection with actions to enforce or defend the Andrea Patents.

3.3 Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, successors and assignees. Notwithstanding the preceding, it is understood that no assignment will release either Party or their Affiliates from any of their obligations hereunder.

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SECTION 4
NOTICE

4.1. Written Notices. Any notices under this Agreement shall be in writing and delivered by facsimile transmission, electronic mail, overnight express mail or express courier service to such Party at the address given below, or such other address as provided by a Party by written notice in accordance with this Section, and shall be effective on receipt. Notwithstanding the foregoing, notices and other communications sent by facsimile transmission or electronic mail shall be effective upon the sender’s receipt of an acknowledgement from the intended recipient. This paragraph in no way constitutes waiver of service of process in any litigation between the parties.

For Andrea:	Andrea Electronics Corporation
620 Johnson Ave., Suite 1B
Bohemia, New York 11716

For Realtek:	Realtek Semiconductor Corporation
No. 2 Innovation Road II
Hsinchu Science Park
Hsinchu 300, Taiwan

SECTION 5
GOVERNING LAW AND JURISDICTION

5.1 Governing Law. The Parties agree that this Agreement shall be considered to have been made in, and construed and interpreted in accordance with the substantive laws of the State of California, without regard to its conflict of laws principles.

5.2 Jurisdiction. The Parties hereby submit to, and waive any venue objections against, the sole and exclusive jurisdiction of the state and federal courts located in Santa Clara county in the State of California.

SECTION 6
WARRANTIES; COVENANTS; LIMITATION OF LIABILITY

6.1 Limited Warranty. Each Party represents and warrants that it has the full authority to enter into and fully perform this Agreement; and that this Agreement is valid and binding and enforceable in accordance with its terms. Andrea further represents and warrants that it owns the Andrea Patents and has the right to grant the releases and covenants herein regardless of any rights in the Andrea Patents and Andrea Technology held by AND34 Funding LLC and/or Fortress Investment Group.

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SECTION 7
CONFIDENTIALITY

7.1 Duty to Maintain Confidentiality. Either Party may publicly disclose the existence of this Agreement, provided, however, that the terms and conditions of this Agreement shall be confidential and shall not be disclosed to any person or entity not a Party to this Agreement, except for Affiliates, attorneys, accountants, and investors who are bound by confidentiality provisions, unless prior written consent is obtained from the other Party. Notwithstanding the foregoing, either Party may disclose this Agreement, including its terms and conditions, pursuant to any competent court, regulatory authority, governmental agency, or semi-governmental agency orders, regulations, and/or requirements, provided however, that in the event of such disclosure, the applicable Party who needs to disclose will use good faith efforts to maintain the confidentiality of any terms and/or conditions of this Agreement which are not so required to be disclosed. Realtek may disclose the relevant portions of this Agreement to its customers, suppliers, and/or distributors to the extent necessary to demonstrate the scope of this Agreement. Furthermore, either Party may, subject to the terms of a non-disclosure agreement, disclose this Agreement to third parties in connection with business discussions or in connection with any merger or acquisition proposed or discussions that may lead to such proposal, in each case, for which such Party reasonably deems such disclosure to be necessary.

7.2 Disclosure Related to Legal Process. Notwithstanding Section 7.1, a Party may produce this Agreement in response to a subpoena, discovery request or court order, or in conjunction with an assertion or claim against Licensee, Realtek related products, or Realtek related activities; provided such Party produces this Agreement under a “Highly Confidential-Outside Counsel’s Eyes Only” designation or similar designation or otherwise makes provisions to protect the confidentiality of this Agreement.

SECTION 8
MISCELLANEOUS

8.1 Counterparts. This Agreement may be executed in counterparts in the English language and each executed document shall be deemed an original thereof.

8.2 Entire Agreement; Construction. This Agreement constitute the entire agreement between the Parties concerning the subject matter hereof and supersedes all written and oral prior agreements and understandings with respect thereto.

8.3 Modification. No variation or modification of the terms of this Agreement or any waiver of any of the terms or provisions hereof shall be valid unless in writing and signed by an authorized representative of each of the Parties.

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8.4 Severability; Interpretation. This Agreement is subject to the restrictions, limitations, terms and conditions of all applicable governmental regulations, approvals and clearances. If any term or provision of this Agreement is held invalid, illegal or unenforceable in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained herein, and instead had been included in such manner as to lawfully effectuate the intent of such term or provision. The Parties acknowledge that each Party was represented by legal counsel in connection with this Agreement and that each of them and its counsel have reviewed this Agreement, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any applicable amendments or any exhibits.

8.5 Waiver. Failure by either Party to enforce any rights under this Agreement for any length of time shall not be construed as a waiver of such rights nor shall a waiver by either Party in one or more instances be construed as constituting a continuing waiver or as a waiver in other instances.

8.6 Agency. Nothing in this Agreement shall be construed to constitute the Parties as partners or participating in a joint venture or constitute either Party as agent of the other.

8.7 No Admission. The Parties agree that this Agreement or anything contained herein shall not constitute an admission by Realtek of infringement, validity or enforceability of any of the Andrea Patents.

*          *          *          *          *

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly authorized officers effective on the Effective Date.

Andrea Electronics Corporation

By:	/s/ Douglas J. Andrea

Name:	Douglas Andrea

Title:	Chairman, President and CEO

Date:	October 15, 2015

Realtek Semiconductor Corporation

By:	/s/ Alex Chin

Name:	Alex Chin

Title:	President

Date:	October 15, 2015

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Exhibit 1

Pat. No.	App. No.	Title	Filing Date	Issue Date
5,825,898	08/672,899	System and method	27-Jun-1996	20-Oct-1998
for adaptive
interference
cancelling
6,049,607	09/157,035	Interference canceling	18-Sep-1998	11-Apr-2000
method and apparatus
6,108,415	08/953,021	Noise cancelling	17-Oct-1997	22-Aug-2000
improvement to a
communications
device
6,178,248	08/840,159	Dual-processing	14-Apr-1997	23-Jan-2001
interference
cancelling system and
method
6,198,693	09/059,503	System and method	13-Apr-1998	06-Mar-2001
for finding the
direction of a wave
source using an array
of sensors
6,332,028	09/055,709	Dual-processing	07-Apr-1998	18-Dec-2001
interference
cancelling system and
method
6,363,345	09/252,874	System, method and	18-Feb-1999	26-Mar-2002
apparatus for
cancelling noise
6,377,637	09/614,875	Sub-band exponential	12-Jul-2000	23-Apr-2002
smoothing noise
canceling system
6,483,923	09/130,923	System and method	06-Aug-1998	19-Nov-2002
for adaptive
interference
cancelling
6,594,367	09/427,410	Super directional	25-Oct-1999	15-Jul-2003
beamforming design
and implementation

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Pat. No.	App. No.	Title	Filing Date	Issue Date
7,319,762	11/482,351	Headset with flashing	05-Jul-2006	15-Jan-2008
light emitting diodes
8,150,054	12/332,959	Adaptive filter in a	11-Dec-2008	03-Apr-2012
sensor array system
8,542,843	12/429,623	Headset with	24-Apr-2009	24-Sep-2013
integrated stereo array
microphone
8,767,973	13/291,565	Adaptive filter in a	8-Nov-2011	1-Jul-2014
sensory array system
8,818,000	12/916,470	System, device, and	29-Oct-2010	26-Aug-2014
method utilizing an
integrated stereo array
microphone
	14/319,707	Steerable sensor array	30-Jun-2014
system with video
input
	14/463,018	System, device, and	19-Aug-2014
method utilizing an
integrated stereo array
microphone

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